Exhibit 99.1

American Securities Completes Acquisition of Air Methods

Englewood, CO and New York, NY, April 21, 2017 — Air Methods Corporation (“Air Methods” or the “Company”), a global leader in air medical transportation and air tourism, and American Securities LLC (“American Securities”), a leading U.S. private equity firm, today announced the closing of American Securities’ acquisition of Air Methods.

Air Methods is the largest domestic air medical transport provider in the $5 billion air medical market, serving 48 states with over 300 bases of operations.  The Company also operates a leading air tourism business, and is a proud employer of more than 5,000 team members, including over 1,000 retired and active duty military veterans.

“As a private company, Air Methods will have greater flexibility to execute our strategy and pursue long-term growth,” said Aaron Todd, Chief Executive Officer.  “We look forward to partnering with American Securities to strengthen our market position in air medical transportation and air tourism.”

Air Methods has one of the youngest fleets in the industry, which includes its airborne ICUs dedicated to emergency air medical services.  In 2016, Air Methods provided lifesaving care to more than 70,000 patients.

“We have strong admiration for the men and women at Air Methods and their commitment to providing critical access to care for patients and communities served,” said Marc Saiontz, a Managing Director of American Securities.  “The Air Methods team has a paramount focus on clinical care and aviation safety, and on providing hospitals and local communities with the highest quality air ambulance services available.  We are excited to assist the Company in this critical mission.”

Goldman, Sachs & Co. and Centerview Partners LLC served as financial advisors, and Paul, Weiss, Rifkind, Wharton & Garrison LLP and Holland & Hart LLP served as legal advisors to Air Methods.  Barclays served as financial advisor, and Weil, Gotshal & Manges LLP served as legal advisor to American Securities.

The Offer and the Merger

The tender offer for all of the outstanding shares of common stock of Air Methods at a price of $43.00 per share, net to the seller in cash, without interest and subject to any required tax withholding (the “Offer”), expired as scheduled at 5:00 p.m., New York City time, on Thursday, April 20, 2017.  American Stock Transfer & Trust Company, the depositary and paying agent for the Offer, has advised affiliates of American Securities that 25,932,313 shares of Air Methods common stock were validly tendered and not validly withdrawn in the Offer, representing approximately 71% percent of the shares outstanding. Approximately 12% of the shares tendered were represented by notices of guaranteed delivery.  All of the conditions to the closing of the Offer have been satisfied and ASP AMC Merger Sub, Inc., an indirect, wholly owned acquisition vehicle of affiliated funds managed by American Securities, accepted for payment, and will promptly pay for, all shares validly tendered and not validly withdrawn in the Offer.

On April 21, 2017, American Securities completed the acquisition of Air Methods through the merger of ASP AMC Merger Sub, Inc. with and into Air Methods without a vote of Air Methods’ stockholders pursuant to Section 251(h) of the General Corporation Law of the State of Delaware.  As a result of the merger, Air Methods is now a wholly-owned subsidiary of ASP AMC Intermediate Holdings, Inc., an indirect wholly-owned subsidiary of affiliated funds managed by American Securities.  In connection with the merger, each share of common stock of Air Methods not validly tendered into the Offer (other than shares owned by Air Methods as treasury stock, or shares owned by ASP AMC Merger Sub, Inc. or ASP AMC Intermediate Holdings, Inc., in each case, immediately prior to the effective time of the merger, or shares held by any stockholder that was entitled to and has properly demanded statutory appraisal of its shares) has been cancelled and converted into the right to receive the same $43.00 per share in cash, without interest and subject to any required withholding taxes, as will be paid for all shares that were validly tendered and not validly withdrawn in the Offer.  As of today, Air Methods’ common stock will no longer trade on the NASDAQ Stock Market.

About Air Methods Corporation

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provide helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. Air Methods’ fleet of owned, leased or maintained aircraft features approximately 500 helicopters and fixed wing aircraft.

About American Securities

Based in New York with an office in Shanghai, American Securities is a leading U.S. private equity firm that invests in market-leading North American companies with annual revenues generally ranging from $200 million to $2 billion and/or $50 million to $300 million of EBITDA. American Securities and its affiliates have approximately $15 billion under management.

www.american-securities.com